SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PRIVATE MEDIA GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	88-0224817
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

3230 Flamingo Road, Suite 156

Las Vegas, Nevada 89121

(Registered office)

Carretera de Rubí 22-26

08190 Sant Cugat del Vallès

Barcelona, Spain

34-93-590-7070

(European headquarters and

address of principal executive offices)

Berth H. Milton Carretera de Rubi 22-26 08190 Sant Cugat del Valles Barcelona, Spain 34-93-590-7070 (Name, Address and Telephone Number of Agent for Service)

Copies of all communications to:

Samuel S. Guzik, Esq.

Guzik & Associates

11355 West Olympic Blvd., Suite 300

Los Angeles, CA 90064

(310) 914-8600

1999 Employee Stock Option Plan

(Full Title of the Plan)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(2)(3)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee(2)(3)
Common Stock,	3,600,000	$9.625	$34,650,000	$9,147.60(4)
$.001 par value	3,600,000	$4.60(1)	$16,560,000	$1,937.52

(1)	Estimated for the purpose of calculating the registration fee pursuant to Rule 457(c) on the basis of the high and low price of the Registrant’s Common Stock on January 20, 2005.

(2)	Included in this amount are 7,200,000 shares issuable upon exercise of outstanding Options granted or Options available for grant under the Plan. In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable as a result of stock splits, stock dividends and similar provisions in accordance with Rule 416. All share numbers and share prices provided in this Registration Statement have been adjusted to reflect the three-for-one stock dividend effected on May 30, 2000.

(3)	Of the 7,200,000 shares and options covered by this Registration Statement, 3,600,000 of these shares and options (after adjusting for the three-for-one stock dividend effected on May 30, 2000) have previously been registered on Form S-8 (SEC File No. 333-31076) filed with the SEC on February 25, 2000, and are being included in this Registration Statement pursuant to Instruction E of the General Instructions to Form S-8. Accordingly, pursuant to these General Instructions the registration fee is calculated based upon the additional 3,600,000 shares and options not covered by the previously filed Form S-8.

(4)	Previously paid under Form S-8 (SEC File No. 333-31076) filed with the SEC on February 25, 2000.

EXPLANATORY NOTE

This registration statement registers: (i) the offer and sale by Private Media Group, Inc. of options to purchase up to 7,200,000 shares of our common stock, par value $.001 per share, that may be issued and sold to participants in our 1999 Employee Stock Option Plan (“Plan”) (ii) the issuance and sale of up to 7,200,000 shares of our common stock pursuant to options granted under the Plan; and (iii) the resale of up to 7,200,000 shares of common stock that were issued or in the future may be issued under the Plan.

Pursuant to Instruction E of the General Instructions to Form S-8, this Registration Statement is being filed in order to register additional securities under the Plan. Of the 7,200,000 securities covered by this Registration Statement, 3,600,000 of these securities (adjusted to reflect the three-for-one stock dividend effective May 30, 2000) were covered by a Registration Statement on Form S-8 (File No. 333-31076) (the “Original Registration Statement”) filed with the SEC on February 25, 2000. Accordingly, pursuant to Instruction E of the General Instructions to Form S-8, the contents of the Original Registration Statement are hereby incorporated by this reference into this Registration Statement, subject to any amendments and supplements contained in this Registration Statement, including the reoffer prospectus described below. In the event of any conflict between the information contained in the Original Registration Statement and this Registration Statement, the information contained in this Registration Statement shall control.

Under cover of this Form S-8 is our reoffer prospectus prepared in accordance with Part I of Form S-3 under the Securities Act. Our reoffer prospectus has been prepared pursuant to Instruction C of the General Instructions to Form S-8 and may be used for reofferings and resales on a continuous or delayed basis in the future of shares of common stock which have been or may be acquired pursuant to the Plan. The reoffer prospectus is for use in reoffering and reselling shares of common stock that may be deemed to be “control securities” under the Securities Act of 1933 (the “Securities Act”). The reoffer prospectus included in this Registration Statement supersedes in its entirety the reoffer prospectus contained in the Original Registration Statement.

All share numbers and share prices provided in this Registration Statement have been adjusted to reflect the three-for-one stock dividend effected on May 30, 2000.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I have been or will be sent or given to Plan participants, as specified by Rule 428(b)(1) of the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (“SEC”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

The following reoffer prospectus filed as part of this registration statement has been prepared in accordance with Instruction C of the General Instructions to Form S-8 and, pursuant thereto, may be used for reofferings and resales of the shares of common stock registered hereby.

2

REOFFER PROSPECTUS

PRIVATE MEDIA GROUP, INC.

7,200,000 Shares of Common Stock

This prospectus may be used by the selling security holders to sell a maximum of 7,200,000 shares of our common stock, par value $.001 per share, which we have previously issued or may issue in the future under awards of options granted to them in connection with their employment by us as executive officers. The selling security holders may offer these shares for resale from time to time.

We will not receive any of the proceeds from the sale of any common shares by the selling security holders, but we have agreed to bear certain expenses of registering the resale of the common shares under federal and state securities laws. The selling security holders will pay all other costs, if any, associated with the sale of shares of our common stock.

The common shares covered by this prospectus are “control securities” under the Securities Act of 1933, as amended, before their sale under this reoffer prospectus. We have prepared this prospectus for the sole purpose of registering these shares under the Securities Act of 1933 in order to allow the selling security holders to offer and sell the these shares to the public. We cannot assure you that any of the selling security holders will sell any of their shares of our common stock or that all of the shares will be sold by them.

Our common stock is traded on the Nasdaq National Market under the trading symbol “PRVT”. On January 26, 2005, the last reported sales price of our common stock on the Nasdaq National Market was $4.64.

Investing in our securities involves a high degree of risk. See “ Risk Factors” beginning on page five.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

January 27, 2005

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is contained in this prospectus. This prospectus may be used only where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of securities.

OUR BUSINESS

Overview

Private Media Group, Inc., a U.S. company incorporated in the State of Nevada, and its subsidiaries (together referred to hereinafter as “Private Media Group”, “we,” “us” or “Private”) is a leading international provider of high quality adult media content for a wide range of media platforms.

We acquire worldwide rights to still photography and motion pictures tailored to our specifications from independent directors and process these images into products suitable for popular media formats such as print publications, videotapes, DVDs and electronic media content for Internet distribution. We distribute our adult media content directly, and through a network of local affiliates and independent distributors, through multiple channels, including (1) newsstands, video rental stores, travel retail and adult bookstores, (2) mail order catalogues, (3) cable, satellite and hotel television programming, (4) over the Internet via proprietary websites and broadband delivery services and (5) wireless telephony. In addition to media content, we also market and distribute branded leisure and novelty products oriented to the adult entertainment lifestyle and generate additional sales through the licensing of our Private trademark to third parties. In the fiscal year ended December 31, 2003, we had net sales of EUR 38.5 million and a net loss of EUR 0.6 million.

Our business was founded in 1965 and achieved initial success through our flagship publication, Private, the first full color, hard-core sex publication in the world. Today, we produce four X-rated periodical magazines: Private, Pirate, Triple X and Private Sex, as well as several special feature publications each year. As of December 31, 2003, we had compiled a digital archive of more than two million photographs and all of our 402 print publications. We expect to add two additional issues and hundreds of photographs each month to this archive. Approximately 300,000 copies of our print publications are distributed each month at an average retail price of approximately Euro 11.50. We distribute our publications through a network of approximately 250,000 points of sale in more than 40 countries, with strong market positions in Europe, Latin America, Australia and Canada. We believe that our distribution network has the potential to reach nearly 500,000 points of sale in our existing markets.

Since 1992, we have also acquired, processed and distributed adult motion picture entertainment. We acquire worldwide rights to motion pictures that meet our exacting standards for entertainment content and production value from independent directors, either under exclusive contracts or on a freelance basis. We then edit and process these motion pictures to ensure consistent image quality and prepare and customize them for distribution in several formats, including DVDs, videocassettes, broadcasting, which includes cable, satellite and hotel television programming, and the Internet. Our proprietary motion pictures and those produced by joint ventures in which we participate have received more than 100 industry awards since 1994, evidencing our success in setting high quality standards for our industry. As of December 31, 2003, our movie library contained more than 700 titles.

We launched our first Internet website, www.private.com, in 1997. We now own a number of sites directed at specific customer bases, including www.privatespeed.com and www.private.com/shop. We also generate incremental sales by licensing our trademarks and proprietary adult media content for use on the websites of other companies.

Since 1997, we have expanded our presence in emerging electronic markets for adult media content, such as the Internet, broadcasting and are currently in the process of launching products developed for use on hand-held devices including both mobile phones and Personal Digital Assistants. We believe that these technologies represent a substantial growth opportunity for us in the future.

In addition, we license our content to cable and satellite television operators as well as to hotels. We have also launched three television channels, Private Gold, Private Blue and Private Fantasy, that broadcast our content. Consumers pay for these products either on a pay-per-view basis or by subscription.

We operate in a highly regulated industry. This requires us to be socially aware and sensitive to government strictures, including laws and regulations designed to protect minors and to prohibit the distribution of obscene material. We take great care to comply with all applicable governmental laws and regulations in each jurisdiction where we conduct business. Moreover, we do not knowingly engage the services of any business or individual that does not adhere to the same standards. Since 1965, we have never been held to have violated any laws or regulations regarding obscenity or the protection of minors.

Private, Private Media, our Private logo, Pirate, Triple-X, Triple-X Files, Private Black Label, Private XXX, Gaia, Private Sex, Private Life, Private Style, www.privatespeed.com, Private Gold, Private Blue, www.private.com, www.prvt.com, www.privatelive.com, www.privatechannels.com, www.sex.se, www.privatepda.com, www.privatenightclub.com, www.privateathome.com, www.privatestars.com, www.private.com/shop, and www.privategold.com are some of our trademarks and trade names. Other marks used in this Report are the property of their owners, which includes us in some instances. Information on these websites is not a part of this Report.

Our Company

Private Media Group, Inc. is incorporated in the State of Nevada. In accordance with Nevada law we maintain a registered office at 3230 Flamingo Road, Suite 156, Las Vegas, Nevada. Our executive offices in Europe are located at the offices of one of our principal operating subsidiaries, Milcap Media Group, S.L., whose address is Carretera de Rubí 22-26, 08190 Sant Cugat del Vallès, Barcelona, Spain, and our telephone number is 34-93-590-7070. Our corporate website is located at www.prvt.com. Information on this website is not a part of this prospectus

RISK FACTORS

You should carefully consider the risks described below, together with all of the other information included in or incorporated by reference in this prospectus, before making an investment decision. The risks and uncertainties below are not the only ones we face. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Some statements in this prospectus (including some of the following risk factors) are forward-looking statements. Please refer to the section in this prospectus entitled “Note Regarding Forward-Looking Statements.”

Our future capital requirements and needs for additional financing are uncertain.

We believe that current and future available capital resources, including cash flow from operations, will be adequate to fund our working capital requirements based upon our present level of operations for the 12 month period following the date of this prospectus. However, future events may cause us to seek additional capital sooner. If additional capital resources are required, these funds may not be available on favorable terms, or at all. If we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in dilution to existing shareholders. The unavailability of funds could have a material adverse effect on our financial condition, results of operations and our ability to expand operations.

Our business involves the provision of sexually explicit content which can create negative publicity, lawsuits and boycotts.

We are engaged in the business of providing adult-oriented, sexually explicit products worldwide. Many people regard our primary business as unwholesome. Various national and local governments, along with religious and children’s advocacy groups, consistently propose and enact legislation to restrict the provision of, access to, and content of such entertainment. These groups also often file lawsuits against providers of adult entertainment, encourage boycotts against such providers and mount negative publicity campaigns. In this regard, our magazines, and some of our distribution outlets and advertisers, have from time to time been the target of groups who seek to limit the availability of our products because of their content. We expect to continue to be subject to these activities.

The adult-oriented content of our websites may also subject us to obscenity or other legal claims by third parties. We may also be subject to claims based upon the content that is available on our websites through links to other sites and in jurisdictions that we have not previously distributed content in. Implementing measures to reduce our exposure to this liability may require us to take steps that would substantially limit the attractiveness of our websites and/or their availability in various geographic areas, which could negatively impact their ability to generate revenue.

In addition, some investors, investment banks, market makers, lenders and others in the investment community may refuse to participate in the market for our common stock, financings or other activities due to the nature of our primary business. These refusals may negatively impact the value of our common stock and our opportunities to attract market support.

We face online security risks in connection with our Internet business.

Online security breaches could materially adversely affect our business. Any well-publicized compromise of security could deter use of the Internet in general or use of the Internet to conduct transactions that involve transmitting confidential information or downloading sensitive materials in particular. For example, events such as the November 2001 security breach of the Playboy.com website that allowed a computer hacker to steal customers’ credit card numbers could deter current and future subscribers from using or subscribing to our website. In offering online payment services, we will increasingly rely on technology licensed from third parties to provide the security and authentication necessary to effect secure transmission of confidential information, such as consumer credit card numbers. Advances in computer capabilities, new discoveries in the field of data encryption or other developments could compromise or breach the methods and procedures that we use to protect our consumers’ transaction data. In addition, experienced programmers may attempt to steal proprietary information or cause interruptions in our services. To prevent such developments we may need to expend significant capital and other resources to protect against these problems.

Continued imposition of tighter processing restrictions by credit card associations and acquiring banks would make it more difficult to generate revenues from our websites.

Our ability to accept credit cards as a form of payment for our online products and services is critical to us. There are ongoing efforts by credit card associations to restrict the processing of credit cards for online adult-related content. To protect against such restrictions, we must invest heavily in new technologies to protect against fraud. Unlike a merchant handling a sales transaction in a non-Internet environment, e-commerce merchants are fully responsible for all fraud perpetrated against them.

Our ability to accept credit cards as a form of payment for our online products and services could be restricted or denied for many reasons, including:

•	Visa Tier 1 capital ratio requirements for financial institutions have significantly reduced the total dollar sales volume of Visa credit card activity that any bank can process in any given month;

•	if we experience excessive chargebacks and/or credits;

•	if we experience excessive fraud ratios;

•	if there is a breach of our security resulting in a theft of credit card data;

•	if there is a change in policy of the acquiring banks and/or credit card associations with respect to the processing of credit card charges for adult-related content;

•	tightening of credit card association chargeback regulations in international commerce;

•	banks might choose not to accept accounts with adult-related content, in a similar manner to one bank in Spain which we previously used.

American Express has instituted a policy of not processing credit card charges for online, adult-related content. If other credit card processing companies were to implement a similar policy, this could have a material adverse effect on our business, results of operations and financial condition.

We outsource our production and distribution.

We acquire still photography and motion pictures from independent directors and we rely on third-party distributors to deliver our products to end-users through multiple distribution channels, including newsstands, the Internet and broadcasting. Our relationship with such directors and distributors is contractually based. We cannot guarantee that our contracts with directors will be fulfilled or that we will enter into new ones, in which case we may not have adequate content for our magazines and movies. Also, we cannot guarantee that our contracts with distributors will be renewed, in which case we may not be able to sell new products through some or all channels or into some countries. Failure to secure new production contracts, to secure the fulfillment of current contracts or to maintain our current distribution contracts could have a material adverse effect on our business, results of operations and financial condition.

We are dependent upon key employees.

Our future success depends, to a significant degree, on the continued services of our executive officers and other key personnel, including Berth Milton, Javier Sánchez and Johan Gillborg. We have not procured key-man life insurance and there is no guarantee that we will be able to obtain such insurance in the future should we so desire.

Mr. Milton is the founder of our principal operating division, Milcap Media Group, and has taken part in our management since the acquisition of the trademark Private in 1990. We cannot guarantee that we will be successful in retaining his services in the future.

We do not presently have employment agreements with many of our executive officers or key personnel described. The loss of the services of any of them or an inability to continue to attract, motivate and retain highly qualified and talented personnel, including software development technical personnel, could have a material adverse effect on our business and operating results.

Our business is highly competitive.

We compete in all aspects of our business, including price, promptness of service and product quality. We compete with a number of other businesses, offering various adult-oriented leisure-time activities, including Playboy Enterprises, Inc., Vivid Entertainment, Larry Flynt Publications, Inc. (Hustler), Video Company of America and Beate Uhse AG. Some of our competitors have significantly greater market presence, name recognition and financial and technical resources than we do. In addition, these companies may develop products or services that are more effective than our products or services and/or they may be more successful than us in marketing their products or services. We believe that the adult entertainment market will continue to shift towards the use of explicit sexual content, our principal market, resulting in increased competition in this area of our business. In our Internet business, we compete with other adult media content websites as to the content of their programming and the subscription fees that are offered to members. In addition, if free adult media content on the Internet becomes more widely available, this may negatively impact our ability to attract fee-paying members. To the extent that current and potential competitors compete on the basis of price, this could result in lower margins for our products.

We are subject to rapidly changing technology.

We are engaged in businesses that have undergone rapid technological change over the past few years. Therefore, we face risks inherent in businesses that are subject to rapid technological advancement and changes in consumer demands. This includes the possibility that a technology that we have invested in may become obsolete, requiring us to invest in new technology. For example, we recently discontinued production of our CD-Rom line of products in favor of DVDs and videos.

Our future success will depend, in part, on our ability to adapt to rapidly changing technologies, to enhance existing services and to develop and introduce a variety of new services to address changing demands of our consumers.

New technological discoveries may render our equipment uneconomical or obsolete.

As technologies change, the equipment used in our markets may become obsolete. As a result, we subcontract and intend to continue to subcontract capital intensive or technically complex businesses such as editing, video and videocassette duplication, DVD replication and other similar businesses. However, we may not have access to these subcontractors when their services are required, and their services may not be available on favorable terms.

Increased government regulation in the United States or abroad could limit our ability to deliver content and expand our business.

New laws or regulations relating to the Internet, or more aggressive application of existing laws, could decrease the growth of our websites, prevent us from making our content available in various jurisdictions or otherwise have a material adverse effect on our business, financial condition and operating results. These new laws or regulations could relate to liability for information retrieved from or transmitted over the Internet, taxation, user privacy and other matters relating to our products and services. For example, the U.S. government has recently enacted laws regarding website privacy, copyrights and taxation. Moreover, the application to the Internet of other existing laws governing issues such as intellectual property ownership and infringement, pornography, obscenity, libel, employment and personal privacy is uncertain and developing.

Cable system operators could also become subject to new governmental regulations that could further restrict their ability to broadcast our programming. If new regulations make it more difficult for cable operators to broadcast our programming, our operating performance would be adversely affected.

We are currently in a significant legal dispute with the Swedish tax authority.

On June 7, 1999, the Swedish tax authority instituted a proceeding against one of our subsidiaries, Milcap Media Limited, in the Administrative Court in Stockholm, Sweden. On December 20, 1999, the Swedish tax authority rendered an official decision assessing income to a subsidiary of Private Media Group for a total amount of

SEK 150.0 million. We are appealing this assessment. If upheld, the effective tax on this income assessment would be SEK 42.0 million (approximately EUR 4.5 million) plus fines of SEK 16.8 million (approximately EUR 1.8 million). Interest would also be payable on these amounts.

The Swedish tax authority has taken the position that our subsidiary carried on business in Sweden from a permanent establishment during the period in question and should therefore be taxed on the income attributable to the permanent establishment. The case is under litigation and we believe that the circumstances supporting the Swedish tax authority’s claim are without merit. However, the County Court has decided that a permanent establishment is at hand. The County Court has only made a principal statement and the question as to how to calculate any eventual profit that can be allocated to the permanent establishment has not been decided by the County Court at this stage. We have appealed against the decision. We cannot predict the final outcome of the appeal, nor when a final decision will be rendered. The final outcome of this litigation is not expected to be known for several years.

We face risks relating to our proprietary intellectual property rights.

We rely on a combination of copyright and trademark laws, trade secrets, software security measures, license agreements and non-disclosure agreements to protect our proprietary products. Despite these precautions, it may be possible for unauthorized third parties to copy parts of, or otherwise obtain and use, our products without authorization, or to substantially use our concepts and market them, trading on our established customer base. Products sold over the Internet are particularly vulnerable to piracy, particularly in some developing countries. In addition, we cannot be certain that others will not develop substantially equivalent or superseding products, thereby reducing the value of our proprietary rights. Confidentiality agreements with our employees or license agreements with our customers may not provide meaningful protection for our proprietary information in the event of any unauthorized use or disclosure of that proprietary information.

We do not believe that our products infringe the proprietary rights of third parties, and we are not currently engaged in any intellectual property litigation or proceedings. Nonetheless, in the future we could become the subject of infringement claims or legal proceedings by third parties with respect to current or future products. In addition, we may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity of our proprietary rights. We cannot be sure that any lawsuits or other actions brought by us will be successful or that we will not be found to infringe the intellectual property rights of third parties. In addition, to the extent we may desire, or are required, to obtain licenses to patents or proprietary rights of others, there can be no guarantee that any such licenses will be made available on terms acceptable to us, if at all.

Enforcement of civil liabilities against Private Media Group and its management may be difficult.

Private Media Group, Inc. is a corporation organized under the laws of the State of Nevada. Our agent for service of process in the United States is Gateway Enterprises, Inc., whose address is 3230 Flamingo Road, Suite 156, Las Vegas, Nevada 89121. Presently, all of our directors and officers reside outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon them or to enforce, in courts outside the United States, judgments against these persons obtained in U.S. courts based upon the civil liability provisions of the U.S. federal securities laws. In addition, since the large majority of our assets are located outside the United States, any judgment obtained in the United States against us may not be collectible within the United States.

There are risks associated with our foreign operations.

Most of our operations are conducted outside the United States. In addition, our growth strategy contemplates increased services to foreign customers and to domestic customers distributing programming to international markets. As a consequence of the global nature of our business, we will be exposed to market risks from changes in interest rates and foreign currency exchange rates that may adversely affect our results of operations and financial condition. By virtue of our significant operations outside the United States, we will be subject to the risks normally associated with cross-border business transactions and activities, including those relating to delayed payments from customers in some countries or difficulties in the collection of receivables generally.

In addition, we will be exposed to the risk of changes in social, political and economic conditions in the countries where we engage in business. Political and economic instability in these countries could adversely affect our business activities and operations. Unexpected changes in local regulatory requirements, tariffs and other trade barriers and price or exchange controls could limit operations and make the repatriation of profits difficult. In addition, the uncertainty of differing legal environments could limit our ability to effectively enforce our rights in some markets.

We are subject to risks relating to performers.

Our movie, video and photo productions are subject to U.S. and foreign regulations which govern the terms and conditions under which sexually explicit media productions may occur. We have adopted practices and procedures intended to ensure compliance with these regulations. Although these measures are intended to protect us from liability under applicable U.S. and foreign laws governing sexually explicit media productions, we cannot guarantee that we will not be subject to successful legal attacks in the future.

We do not expect to pay dividends on our common stock in the foreseeable future.

Although our shareholders may receive dividends if, as and when declared by our board of directors, we do not intend to pay dividends on our common stock in the foreseeable future. Therefore, you should not purchase our common stock if you need immediate or future income by way of dividends from your investment.

We may issue additional shares of our capital stock that could dilute the value of your shares of common stock.

We are authorized to issue 110,000,000 shares of our capital stock, consisting of 100,000,000 shares of our common stock and 10,000,000 shares of our preferred stock. At January 20, 2005, 50,162,176 shares of our common stock and no shares of our preferred stock were issued and outstanding, and approximately 5,834,629 shares of our common stock were issuable upon the exercise of options, warrants, or other convertible securities.

Should we obtain additional financing, we may issue authorized and unissued shares of common stock at below current market prices or preferred stock that could dilute the earnings per share and book value of your shares of our common stock.

There are risks relating to the issuance of additional shares of preferred stock, including deterring attempts by third parties to acquire us.

Our board of directors has the authority to issue up to 10,000,000 shares of preferred stock, none of which are currently issued and outstanding, and to determine their price, and other rights, preferences, privileges and restrictions without any further vote or action by our stockholders. The rights of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of any preferred stock, including preferred stock that we may issue in the future. If preferred stock is issued, it may rank senior to our common stock in respect of the right to receive dividends and to participate in distributions or payments in the event of our liquidation, dissolution or winding up. The provisions in our articles of incorporation authorizing preferred stock could delay, defer or prevent a change of control and could adversely affect the voting and other rights of holders of our common stock, including the loss of voting control to others, which could make it more difficult for a third party to acquire control of us.

We are controlled by existing management and shareholders.

Following this offering, our officers and directors will continue to beneficially own or control more than 50% of our issued and outstanding stock. These shareholders effectively exercise control over all matters requiring approval by our shareholders, including the election of directors and the approval of significant corporate transactions. Their interests may differ from the interests of other shareholders and, therefore, result in corporate decisions that may be disadvantageous to other shareholders. This concentration of ownership may also have the effect of delaying or preventing a change in control, which could have a material adverse effect on our stock price.

There may be adverse consequences to our shareholders and our business if our common stock ceases to be quoted on the Nasdaq Stock Market or a principal stock exchange.

To continue to be listed on the Nasdaq Stock Market, we must maintain certain requirements. If we fail to satisfy one or more of the requirements, our common stock may be delisted. If our common stock is delisted, and does not become listed on another stock exchange, then it will be traded, if at all, in the over-the-counter market commonly referred to as the NASD OTC Bulletin Board or the “pink sheets.” If this occurs, it may be more difficult for you to sell our common stock. In addition, under the terms of the convertible notes issued by us, the holders of these notes are entitled to accelerate the payment of these notes if we fail to maintain our listing on Nasdaq or a principal stock exchange.

FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements. Statements other than statements of historical fact included in this prospectus regarding future events or prospects, are forward-looking statements. The words “may,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “plan,” “intend,” “should” or variations of these words, as well as other statements regarding matters that are not historical fact, constitute forward-looking statements. We have based these forward-looking statements on our current view with respect to future events and financial performance. These views involve a number of risks and uncertainties which could cause actual results to differ materially from those we predict in our forward-looking statements and from our past performance. Although we believe that the estimates and projections reflected in our forward-looking statements are reasonable, they may prove incorrect, and our actual results may differ, as a result of the following uncertainties and assumptions:

•	our business development, operating development and financial condition;

•	our expectations of growth in demand for our products and services;

•	our expansion and acquisition plans;

•	the impact of expansion on our revenue potential, cost basis and margins;

•	the effects of regulatory developments and legal proceedings with respect to our business;

•	the impact of exchange rate fluctuations; and

•	our ability to obtain additional financing.

These statements are only predictions. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are not required to and do not intend to update any of the forward-looking statements after the date of this prospectus or to conform these statements to actual results. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur. Actual results, levels of activity, performance, achievements and events may vary significantly from those implied by the forward-looking statements. A description of risks that could cause our results to vary appears under “Risk Factors” and elsewhere in this prospectus.

In this prospectus, we refer to information regarding our potential markets and other industry data. We believe that we have obtained this information from reliable sources that customarily are relied upon by companies in our industry, but we have not independently verified any of this information.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares by the selling security holders, nor will any of the proceeds be available for our use or otherwise for our benefit. All proceeds from the sale of the shares will be for the account of the selling security holders.

SELLING SECURITY HOLDERS

All of the shares of common stock covered by this prospectus may be sold for the account of the selling security holders named in the table below and their pledgees, donees, transferees and other successors in interest.

The following table sets forth information with respect to the number of shares of common stock which are beneficially owned by the selling security holders named below as of January 21, 2005, and as adjusted to give effect to the sale of the shares offered hereby. The term “selling security holder” or “selling security holders” includes the stockholders listed below and their respective transferees, assignees, pledges, donees or other successors. The shares beneficially owned have been determined in accordance with rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Shares of common stock which may be acquired by a beneficial owner upon exercise or conversion of warrants, options or rights which are currently exercisable or exercisable within 60 days of January 21, 2005, are included in the table. Except as indicated by footnote, to our knowledge, the persons named in the table below have the sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them

The information in the table below is current as of the date of this prospectus. The selling security holders may from time to time offer and sell pursuant to this prospectus any or all of the shares of common stock being registered. The table assumes that the selling security holders will exercise all of their options and sell all of such shares. We are unable to determine the exact number of shares that will actually be offered or sold pursuant to this prospectus.

	Number of Shares Owned Prior to the Offering		Percent		Number of Shares Being Offered	Number of Shares Owned After the Offering	Percent
Berth H. Milton, Chairman and CEO	27,282,985	(1)	52.1%		2,180,000	25,102,985	50.0%
Mårten Kull, Chief Marketing Officer	307,500	(2)		*	222,500	135,000		*
Johan Gillborg, Chief Financial Officer	277,500	(3)		*	222,500	105,000		*
Javier Sánchez, Chief Operating Officer	210,000	(4)		*	730,000	30,000		*
Ferran Mirapeix, Director	50,000	(5)		*	50,000	0	0
Philip Christmas, Vice President	0			*	15,000	0	0

*	Less than one percent.

(1)	Includes 22,296,909 shares of common stock owned by Slingsby Enterprises Limited, of which Mr. Milton is the sole shareholder. 4,950,000 of these shares are pledged to a third party to secure payment of a loan from the third party to us. Also includes (i) 2,785,076 shares of Common Stock owned by Bajari Properties Limited, of which Mr. Milton is the sole shareholder, and (ii) 2,180,000 shares issuable upon exercise of Options issued under the Plan. His address is c/o Private Media Group, Inc., Carretera de Rubì 22-26, 08190 Sant Cugat del Vallès, Barcelona, Spain.

(2)	Includes 172,500 shares issuable upon exercise of options issued under the Plan owned by Mr. Kull. His address is c/o Private Media Group, Inc., Carretera de Rubì 22-26, 08190 Sant Cugat del Vallès, Barcelona, Spain.

(3)	Includes 172,500 shares issuable upon exercise of options issued under the Plan owned by Mr. Gillborg. His address is c/o Private Media Group, Inc., Carretera de Rubì 22-26, 08190 Sant Cugat del Vallès, Barcelona, Spain.

(4)	Includes 180,000 shares issuable upon exercise of options issued under the Plan owned by Mr. Sànchez. His address is c/o Private Media Group, Inc., Carretera de Rubì 22-26, 08190 Sant Cugat del Vallès, Barcelona, Spain.

(5)	Represents 50,000 shares issuable upon exercise of options issued under the Plan owned by Mr. Mirapeix. His address is c/o Private Media Group, Inc., Carretera de Rubì 22-26, 08190 Sant Cugat del Vallès, Barcelona, Spain.

PLAN OF DISTRIBUTION

The selling security holders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling security holders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling security holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The selling security holders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the selling security holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling security holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling security holder. The selling security holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling security holders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus.

The selling security holders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus.

The selling security holders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares of common stock.

The selling security holders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling security holder. If we are notified by any selling security holder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling security holders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling security holders.

LEGAL MATTERS

The validity of the issuance of the shares of common stock offered by this prospectus will be passed upon for us by Guzik & Associates, Los Angeles, California.

EXPERTS

The financial statements incorporated by reference in this prospectus have been audited by BDO Audiberia Auditores, independent accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

Ernst & Young AB, independent auditors, have audited our consolidated financial statements as of December 31, 2001, and for the year ended December 31, 2001, included in our Annual Report on Form 10-K for the year ended December 31, 2003, as set forth in their report, which is incorporated by reference in this prospectus. These financial statements are incorporated by reference in reliance on Ernst & Young AB’s report given upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-8 with the Securities and Exchange Commission relating to the securities offered by this prospectus. This prospectus does not contain all of the information provided in the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance we refer you to the copy of the contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. For further information with respect to us and the securities offered by this prospectus, we refer you to the registration statement, exhibits, and schedules.

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read a copy of any document we file without charge at the public reference facility maintained by the SEC in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain copies of all or any part of the registration statement from that facility upon payment of the prescribed fees. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. We maintain our corporate website at www.prvt.com. The information contained in our website is not part of this prospectus.

The SEC allows this prospectus to “incorporate by reference” certain other information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and replace this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the securities that we have registered have been sold:

(1)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed with the SEC pursuant to the Exchange Act on March 29, 2004 (File No. 0-25067);

(2)	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004, and September 30, 2004, filed with the SEC (File No. 0-25067);

(3)	Our Current Report on Form 8-K filed with the SEC on February 9, 2004 (File No. 0-25067);

(4)	Our Current Report on Form 8-K filed with the SEC on November 4, 2004 (File No. 0-25067);

(5)	Our Proxy Statement dated November 17, 2004, filed with the SEC on November 17, 2004;

(6)	The description of our common stock contained in our registration on Form 8-A filed with the SEC on November 16, 1998 (File No. 0-25067); and

(7)	All other reports filed by us pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 since December 31, 2003.

If you make a request for such information in writing or by telephone, we will provide to you, at no cost, a copy of any or all of the information incorporated by reference in the registration statement of which this prospectus is a part. Requests should be addressed to us as follows:

Private Media Group, Inc.

Carrettera de Rubì 22-26

08190 Sant Cugat del Vallès

Barcelona, Spain

Attention: Johan Gillborg, Chief Financial Officer

Telephone: 34-93-590-7070

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We will not make an offer of the shares of our common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Section 78.751 of the Nevada Revised Statutes Annotated (“Nevada RSA”) provides that a Nevada corporation may indemnify its directors and officers against expenses, judgments, fines, and settlements actually and reasonably incurred by them in connection with any civil suit or action, except actions by or in the right of the corporation, or any administrative or investigative proceeding if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and in connection with any criminal suit or proceeding, if in connection with the matters in issue, they had no reasonable cause to believe their conduct was unlawful. Section 78.751 of the Nevada RSA further provides that, in connection with the defense or settlement of any action by or in the right of a Nevada corporation, a Nevada corporation may indemnify its directors and officers against expenses actually and reasonably incurred by them if, in connection with the matters in issue, they acted in good faith, in a manner they reasonably believed to be in, or not opposed to, the best interest of the corporation. Section 78.751 of the Nevada RSA further permits a Nevada corporation to grant its directors and officers additional rights of indemnification through by-law provisions and otherwise.

Article VI of our Amended and Restated By-Laws provides that we will indemnify our directors and officers and advance costs and expenses incurred by such officers and directors to the fullest extent permitted by Nevada law. Our Amended and Restated By-Laws also permit us to enter into agreements with any director or officer or to obtain insurance indemnifying directors and officers against certain liabilities incurred by them in the performance of their duties, including liabilities under the Securities Act of 1933.

The Company maintains a standard form officers’ and directors’ liability insurance policy that provides coverage to the Company and its officers and directors for certain liabilities.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

(a) Exhibits:

4.1*	Restated Articles of Incorporation.

4.2*	Articles of Amendment of Articles of Incorporation.

4.2**	Amended and Restated Bylaws.

4.3+	Amended and Restated 1999 Employee Stock Option Plan.

5.1	Opinion of Guzik & Associates.

23.1	Consent of BDO Audiberia.

23.2	Consent of Ernst & Young AB.

23.3	Consent of Bruce E. Waldman, C.P.A.

23.4	Consent of Guzik & Associates (Included in Exhibit 5.1).

24.1	Power of Attorney (Included in signature page).

*	Incorporated by reference from the registrant’s Registration Statement on Form S-1 (SEC File No. 333-69654).

**	Incorporated by reference from the registrant’s Annual Report on Form 10-K for the year ended December 31, 2003.

+	Incorporated by reference from the registrant’s Annual Report on Form 10-K for the year ended December 31, 2002.

(b) Financial Statement Schedules

None.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

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(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sant Cugat, Spain, on January 21, 2005.

PRIVATE MEDIA GROUP, INC.

By	/s/ BERTH H. MILTON
Berth H. Milton,
Chairman of the Board and
Chief Executive Officer

KNOW BY ALL MEN THESE PRESENTS, that each person whose signature appears below constitutes and appoints Berth H. Milton and Johan Gillborg, or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ BERTH H. MILTON Berth H. Milton	Chairman of the Board and Chief Executive Officer, Director	January 21, 2005

/s/ JOHAN GILLBORG Johan Gillborg	Chief Financial Officer, Chief Accounting Officer	January 21, 2005

/s/ FERRAN MIRAPEIX Ferran Mirapeix	Director	January 21, 2005

/s/ BO RODEBRANT Bo Rodebrant	Director	January 21, 2005

/s/ JOHAN G. CARLBERG Johan G. Carlberg	Director	January 21, 2005

/s/ DANIEL SÁNCHEZ Daniel Sánchez	Director	January 21, 2005

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EXHIBIT INDEX

4.1*	Restated Articles of Incorporation.

4.2*	Articles of Amendment of Articles of Incorporation.

4.2**	Amended and Restated Bylaws.

4.3+	Amended and Restated 1999 Employee Stock Option Plan.

5.1	Opinion of Guzik & Associates.

23.1	Consent of BDO Audiberia.

23.2	Consent of Ernst & Young AB.

23.3	Consent of Bruce E. Waldman, C.P.A.

23.4	Consent of Guzik & Associates (Included in Exhibit 5.1).

24.1	Power of Attorney (Included in signature page).

*	Incorporated by reference from the registrant’s Registration Statement on Form S-1 (SEC File No. 333-69654).

**	Incorporated by reference from the registrant’s Annual Report on Form 10-K for the year ended December 31, 2003.

+	Incorporated by reference from the registrant’s Annual Report on Form 10-K for the year ended December 31, 2002.

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